June 8, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Re: NX Global, Inc.

Ladies and Gentlemen:

We have read the statements made by NX Global, Inc. in Item 4.01 of the accompanying Form 8-K (Commission file number 0-50089), which is being filed with the U.S. Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

Friedman LLP